CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Counsel and Independent Registered Public Accounting Firm" for Dreyfus Premier Total Return Advantage Fund, a series of Dreyfus Growth and Value Funds, Inc. (to be renamed Dreyfus Advantage Funds, Inc.) in this Registration Statement (Form N-1A No. 33-51061) of Dreyfus Growth and Value Funds, Inc.

ERNST & YOUNG LLP

New York, New York
March 10, 2006